Exhibit 99.1

Lion Biotechnologies Announces Third Quarter 2015 Financial Results

NEW YORK, NY (November 5, 2015) – Lion Biotechnologies, Inc. (Nasdaq: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TIL), today reported financial results for the third quarter and nine months ended September 30, 2015. For the third quarter and nine months ended September 30, 2015, the Company reported operating expenses of $2.9 million and $7.5 million, respectively, compared to $2.4 million and $6.2 million, respectively, for the comparable 2014 periods. Research and development expenses totaled $5.0 million and $12.1 million, respectively, for the three and nine months ended September 30, 2015, compared to $0.4 million and $1.0 million, respectively, for the same periods in 2014. During the nine months ended September 30, 2015, the Company raised $68.3 net proceeds from the sale of its shares of common stock and received $9.6 million through the exercise of warrants. As a result, as of September 30, 2015, the Company held $110.1 million in cash and short-term investments.

Recent highlights include:

•	Initiation of Phase 2 Study of LN-144 for the treatment of refractory metastatic melanoma.
•	Exclusive license from NIH to develop and commercialize TIL in bladder, lung, breast and HPV-associated cancers.
•	Positive updated data from NCI’s Phase 2 study of TIL therapy in the treatment of metastatic melanoma.
•	Hiring of three new executives--a Chief Financial Officer, Vice President of Process Development and a Vice President, Corporate Development.
•	Amendment of the Company’s existing Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute to include bladder, lung, triple-negative breast and HPV-associated cancers.
•	Exclusive, worldwide license agreement with the National Institute of Health (NIH) for intellectual property related to two patent-pending technologies to increase the potency and efficiency of TIL production for the treatment of metastatic melanoma.
•	Orphan drug designation received for the Company’s lead product candidate, LN-144, for the treatment of malignant melanoma.
•	Relocation of its corporate offices to New York City.

“As we near the close of 2015, I’m pleased with the significant progress we have made to date,” stated Elma Hawkins, Lion’s president and chief executive officer. “Our focus in 2015 has been to raise the necessary capital, expand our license and scientific relationships, begin enrollment on a Phase 2 study and build out our management team. I am delighted that we’ve achieved success in all of these areas.” She concluded, “TIL therapy continues to show impressive results in the treatment of patients with metastatic melanoma and I believe that the infrastructure we’ve put in place this year will enable us to advance TIL therapy in our pursuit of helping patients.”

About Lion Biotechnologies

Lion Biotechnologies, Inc. is a clinical stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers.  The company’s lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TIL) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections. Risks and uncertainties include, but are not limited to, technological factors, such as technological advances or new products and patents attained by competitors; challenges and uncertainties inherent in new product development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for the company’s new and existing products; the ability of the company to successfully execute its strategic plans; challenges to patents; significant adverse litigation or regulatory investigation; government action, including changes to applicable laws and regulations and global health care reforms; trends toward health care cost containment; changes in behavior and spending patterns of purchasers of health care products and services. A further list and description of these risks, uncertainties and other factors can be found in Lion Biotechnologies, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 16, 2015 and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.lionbio.com. Any forward-looking statement made in this release speaks only as of the date of this release. Lion Biotechnologies, Inc. does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Condensed Statement of Operations

(unaudited)

(in 000s, except per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$-	$-	$-	$-

Costs and expenses
Operating expenses*	2,660	2,449	7,259	6,155
Research and development**	4,983	354	12,147	1,018
Total costs and expenses	7,643	2,803	19,406	7,173

Loss from operations	(7,643)	(2,803)	(19,406)	(7,173)
Interest income	8	5	123	5
Net Loss	$(7,635)	$(2,798)	$(19,283)	$(7,168)

Net Loss Per Share, Basic and Diluted	$(0.16)	$(0.11)	$(0.44)	$(0.30)

Weighted-Average Common Shares Outstanding, Basic and Diluted	47,272	26,633	43,399	24,108

* Includes $1,452, $658, $3,726, and $1,905, respectively, in stock-based compensation costs
** Includes $895, $282, $2,050, and $817, respectively, in stock-based compensation costs

Summary Balance Sheet Data (in 000s)	September 30,	December 31,
	2015	2014 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$110,146	$44,910
Total assets	$112,224	$46,509
Stockholders' equity	$109,369	$44,846

(1) Derived from audited financial statements

Investor Relations

The Trout Group

Elizabeth Broder

646-378-2945

ebroder@troutgroup.com